Exhibit 99.1

Sidus Space Inc. Announces 2021 Fourth Quarter and Year End Financials and Business Update

CAPE CANAVERAL, Fla., April 5, 2022—(BUSINESS WIRE)—Sidus Space, Inc. (NASDAQ:SIDU), a Space-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced financial and corporate results for its fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights:

●	Revenue increased to $523,419 for the three-month period ended December 31, 2021, from $268,507 during the same period in 2020, an increase of 95%
●	Loss from operations increased to $1,620,017 for the three-month period ended December 31, 2021 versus $363,472 in the comparable period of 2020.
●	Net loss was $2,426,490 for the three-month period ended December 31, 2021 compared to a net loss of $364,575 during the same period in 2020. The loss was primarily a result of expansion of staff and costs associated with the Company’s initial public offering in December of 2021.

Full Year 2021 Financial Highlights:

▪	Revenue decreased from $1,807,182 in 2020 to $1,408,724 in 2021, a decrease of 22%. The decrease was primarily attributable to a slowdown from COVID-19 which caused delays in the supply chain and production capacity due to protocols to protect employees’ health.
▪	Gross Profit decreased to ($366,324) in 2021 from $20,772 in 2020. This was due to material and hardware acquisitions in 2021 for revenue to be recognized in Q1 of 2022.
▪	Operating Expenses increased from $1,553,909 in 2020 to $3,146,957 for 2021. This was primarily due to of the expansion of staff and costs associated with the initial public offering in December of 2021 along with capital expenditures that include a mobile satellite processing clean room, facility enhancements and growth in production staffing.
▪	Total Assets increased to $17,299,951 on December 31, 2021, compared to $1,844,856 on December 31, 2020.
▪	Cash position increased to $13,710,845 on December 31, 2021, compared to $20,162 on December 31, 2020.
▪	Total liabilities decreased to $6,639,880 on December 31, 2021, from $8,430,316 on December 31, 2020.
▪	Net loss was $3,746,138 or $0.34 EPS in 2021 compared to a net loss of $1,542,906 or $0.15 EPS in 2020. The primary reason for this increase was increased operating expenses due to costs associated with the initial public offering.

2021 Operational Highlights and Recent Developments:

○	Received multiple contracts including a subcontract valued at over $5 million to support NASA’s Mobile Launcher 2 (ML2). Sidus also received over $1.5 million in purchase orders for space hardware and services supporting four primary customers. The purchase orders consist of both new orders and modification to a previous purchase order. The majority of these contracts are expected to be completed during the first half of 2022
○	Continued working with some of the largest companies in the industry on high visibility projects including manufacturing hardware for a large Government Space and Communication Systems customer for the 6th consecutive year
○	Completed partnerships with well-known and strategically significant companies within the space industry including Aitech Systems, Red Canyon Software and Kongsberg Satellite Services (KSAT), operator of the world’s largest ground station for support of polar orbiting satellites
○	Completed and delivered multiple manufactured products including a patented EMI Filter Box to the Department of State and Reef Test Cutters for the Orion Crew Module Parachute System
○	Improved intellectual property portfolio with three new patents issued and one notice of allowance received. Additionally, one patent application was filed with additional patents in the process of being filed
○	Carol Craig was presented with the U.S. Women’s Chamber of Commerce “Innovation and Performance Award” given to a contractor who exhibits outstanding innovation and performance on a key contract that will significantly bolster their ability to secure future opportunities. The award was a result of Carol’s efforts to help facilitate NASA’s vision of commercialization that is leading the way to new business opportunities.

“2021 was a groundbreaking year for Sidus Space. The company, built on more than a decade of experience manufacturing and assembly for commercial, military and government customers, has positioned itself to become one of the leading companies in the satellite industry. We hired key personnel, established strong partnerships, added customers, and began manufacturing our own satellites - readying for launch later this year. We are confident in our ability to deliver premier data and products to our customers and strong results to our investors. We believe the standards of excellence and the foundation we built in 2021 will result in significant customer and partnership growth in 2022,” commented Carol Craig, Founder and CEO of Sidus Space.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described under the caption “Risk Factors” in Sidus Space’s Form 10-K for the year ended December 31, 2021, and in Sidus’ other filings made with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations

Kevin Holmes

Chesapeake Group

+1-410-825-3930

kevinholmes@chesapeakegp.com

Media

Karen Soriano

karen.soriano@sidusspace.com

+1-443-900-2437

http://www.sidusspace.com

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash	$13,710,845	$20,162
Accounts receivable	130,856	166,450
Accounts receivable - related parties	443,282	175,769
Inventory	127,502	205,942
Prepaid and other current assets	1,595,099	14,294
Total current assets	16,007,584	582,617

Property and equipment, net	775,070	952,198
Operating lease right-of-use assets	504,811	297,555
Other	12,486	12,486
Total Assets	$17,299,951	$1,844,856

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and other current liabilities	$1,845,460	$260,191
Accounts payable and accrued interest - related party	588,797	-
Deferred revenue - related party	63,411	-
Due to shareholder	-	7,302,422
Notes payable	-	338,311
Notes payable - related party	1,000,000	-
Operating lease liability	261,674	121,613
Finance lease liability	50,927	73,184
Total Current Liabilities	3,810,269	8,095,721

Notes payable - non-current	1,120,051	-
Notes payable - related party - non-current	1,350,000	-
Operating lease liability - non-current	262,468	185,210
Finance lease liability - non-current	97,092	149,385
Total Liabilities	6,639,880	8,430,316

Commitments and Contingencies	-	-

Stockholders’ Equity (Deficit)
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value
Class A common stock: 100,000,000 shares authorized; 6,574,040 and 0 shares issued and outstanding	657	-
Class B common stock: 10,000,000 shares authorized; 10,000,000 issued and outstanding	1,000	1,000

Additional paid-in capital	26,074,292	5,083,280
Accumulated deficit	(15,415,878)	(11,669,740)
Total Stockholders’ Equity (Deficit)	10,660,071	(6,585,460)
Total Liabilities and Stockholders’ Equity (deficit)	$17,299,951	$1,844,856

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2021	2020

Revenue	$789,400	$1,631,413
Revenue - related parties	619,324	175,769
Total Revenue	1,408,724	1,807,182
Cost of revenue	1,775,299	1,786,410
Gross profit (loss)	(366,575)	20,772

Operating expenses
Payroll expenses	1,503,236	905,012
Sales and marketing expenses	71,111	711,111
Lease Expense	253,311	159,122
Depreciation expense	34,767	41,521
Professional fees	335,604	19,216
General and administrative expense	948,928	274,654
Total operating expenses	3,146,957	1,553,909

Net loss from operations	(3,513,532)	(1,533,137)

Other income (expense)
Other income	-	10,000
Other expense	(504)	(1,500)
Interest expense	(42,882)	(18,269)
Interest expense – related party	(54,145)	-
Gain on forgiveness of PPP loan	633,830	-
Finance expense	(768,905)	-
Total other income (expense)	(232,606)	(9,769)

Loss before income taxes	(3,746,138)	(1,542,906)
Provision for income taxes	-	-
Net loss	$(3,746,138)	$(1,542,906)

Basic and diluted loss per Common Share	$(0.34)	$(0.15)

Basic and diluted weighted average number of common shares outstanding	11,161,181	10,000,000

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